Exhibit h.4

            FULFILLMENT SERVICING AGREEMENT


     THIS AGREEMENT is made and entered into as of this
23rd  day of June, 1998, by and between Badgley  Funds,
Inc.,  a Maryland corporation (hereinafter referred  to
as   the   "Company"),   Firstar   Trust   Company,   a
corporation  organized under the laws of the  State  of
Wisconsin (hereinafter referred to as "FTC"),  Badgley,
Phelps   and   Bell,  Inc.,  a  Washington  corporation
(hereinafter   referred  to  as  the  "Adviser"),   and
Rafferty  Capital Markets, Inc., a New York corporation
(hereinafter referred to as the "Distributor").

     WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

     WHEREAS, the Adviser serves as investment adviser to the Company, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

     WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of Company shares;

     WHEREAS, FTC provides fulfillment services to mutual funds;

     WHEREAS, the Adviser, the Distributor, and the Company desire to retain FTC to provide fulfillment services for the Badgley Growth Fund (the "Growth
Fund"), the Badgley Balanced Fund (the "Balanced Fund") and each additional series of the Company listed on Exhibit A attached hereto (each, a "Fund"), as may be amended from time to time.

     NOW, THEREFORE, the parties agree as follows:

1.   Duties and Responsibilities of FTC

     1. Answer all prospective shareholder calls concerning the Fund.
     2. Send all available Fund material requested by the prospect within 24 hours from time of call.
     3.   Receive and update all Fund fulfillment
          literature so that the most current
          information is sent and quoted.
     4. Provide 24-hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).
     5.   Maintain and store Fund fulfillment inventory.

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     6.   Send periodic fulfillment reports to the Company
          as agreed upon between the parties.

2.   Duties and Responsibilities of the Company

     1. Provide Fund fulfillment literature updates to FTC as necessary.
     2. Coordinate with the Distributor the filing with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Fund requests FTC send to prospective shareholders.
     3.   Supply FTC with sufficient inventory of
          fulfillment materials as requested from time to time by FTC.
     4. Provide FTC with any sundry information about the Fund in order to answer prospect questions.

3.   Indemnification

     The  Company  agrees  to indemnify  FTC  from  any
liability   arising   out  of   the   distribution   of
fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies.
FTC agrees to indemnify the Company from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement.

4.   Compensation

     The Company, if permissible under any Rule 12b-1 plan in effect from time to time for the benefit of the Fund and only to the extent consistent with the terms of such plan, or the Adviser, or the Distributor, agrees to compensate FTC for the services performed under this Agreement in accordance with the attached
Exhibit A. All invoices shall be paid within ten days of receipt.

5.   Proprietary and Confidential Information

     FTC  agrees on behalf of itself and its directors,
officers, and employees to treat confidentially and  as
proprietary information of the Company all records  and
other  information relative to the Company  and  prior,
present, or potential shareholders of the Company  (and
clients  of  said shareholders), and not  to  use  such
records and information for any purpose other than  the
performance   of   its  responsibilities   and   duties
hereunder,  except  after  prior  notification  to  and
approval  in  writing  by the Company,  which  approval
shall  not  be  unreasonably withheld and  may  not  be
withheld  where FTC may be exposed to civil or criminal
contempt  proceedings  for  failure  to  comply,   when
requested   to   divulge  such  information   by   duly
constituted authorities, or when so requested by the Company.

6.   Termination

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     This Agreement may be terminated by any party upon
30 days written notice.



     IN  WITNESS  WHEREOF,   the  parties  hereto  have
caused  this  Agreement  to  be  executed  by  a   duly
authorized officer in one or more counterparts as of the day and year first written above.


BADGLEY FUNDS, INC.                FIRSTAR TRUST COMPANY


By: /s/ Otis P. Heald III          By: /s/ Joseph Neuberger
    ---------------------             -----------------------

Attest: /s/  Lisa P. Guzman        Attest: /s/  Christine M. Radonski
       --------------------                ---------------------------


BADGLEY, PHELPS AND BELL, INC.     RAFFERTY CAPITAL MARKETS, INC.


By: /s/ Steven C. Phelps           By: /s/ Thomas A. Mulrooney
    -----------------------            --------------------------

Attest: /s/ Lisa. P. Guzman        Attest: /s/ Brendan Moyna
       ---------------------              ------------------------

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            Literature Fulfillment Services
                  Annual Fee Schedule

                                                       Exhibit A

           Separate Series of Badgley Funds, Inc.

          Name of Series                Date Added

          Badgley Growth Fund         June 23, 1998
          Badgley Balanced Fund       June 23, 1998


Customer Service
          State registration compliance edits
          Literature database
          Record prospect request and profile
          Prospect servicing 8:00 am to 7:00 pm CT
          Recording and transcription of requests
          received off-hours
          Periodic reporting of leads to client
          Service Fee:        $.99  / minute
                              $100 / month minimum
                              $780 one-time setup


Assembly and Distribution of Literature Requests
          Generate customized prospect letters
          Assembly and insertion of literature items
          Inventory tracking
          Inventory storage, reporting
          Periodic reporting of leads by state, items
          requested, market source
          Service Fee:        $.45 / lead - insertion of up to 4 items/lead
                              $.15 / additional inserts

Fees  and out-of-pocket expenses are billed to the fund monthly.

If out-of-pocket expenses exceed $5,000 in any month, such expenses must be pre-approved by the Company.